EXHIBIT 10.2

Termination and Settlement Agreement

This Termination and Settlement Agreement (this “Agreement”) is entered into between Yu-san “Debra” Volpone (“Employee”) and Nixxy, Inc, a Nevada corporation (the “Company”), (each a “Party”, and together the “Parties”).

RECITALS

WHEREAS:

A.	Employee was employed as the Company’s Chief Executive Officer;

B.	On February 14, 2025, Employee resigned as the Chief Executive Officer of the Company (the “Resignation Date”);

D.	On February 20, 2025, Employee resigned as a director of the Company;

E.	The Parties hereto have agreed to mutually terminate the Employment Agreement; and

F.

The Company and Employee have discussed the terms and conditions of Employee’s resignation and they have reached an amicable agreement regarding Employee’s separation from the Company, and the Parties wish to enter into this Agreement in order to memorialize their agreement and to further define the obligations that the Parties have to one another.

NOW THEREFORE, and in consideration of the mutual understandings, promises, releases, and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Parties hereby voluntarily agree as follows:

AGREEMENT

(1)	Definitions. Specific terms used in this Agreement have the following meanings: (a) “Employee” includes the undersigned, and anyone who has or obtains any legal right or claims through her; (b) “Company” means Nixxy, Inc. (c) “Resignation Date” means February 14, 2025; (d) the “Effective Date” of this Agreement is the date on which Company pays Employee the consideration as contained in Section 3 of this Agreement; and (e) “Business” means collectively, (i) software and development services, and artificial intelligence used in connection with a platform-as-a-service and designed to help businesses in the telecom and/or gifting industries, (ii) offline and online ecommerce platform in the gifting industry and (iii) marketing solution services for businesses engaged in online marketing. Any terms not defined herein will have the meaning ascribed to it in Employee’s employment agreement with the Company dated January 1, 2025 (the “Employment Agreement”).

(2)	Resignation.

(a) Employee: The Parties hereby acknowledge and agree that Employee has provided notice to the Company of her decision to resign as Chief Executive Officer of the Company and terminate any and all employment agreements with the Company, effective on the Resignation Date, and the Company has accepted such resignation. In addition, the Company shall file a Form 8-K in the form attached hereto as Exhibit A within the applicable timeframe mandated that will contain language mutually agreed to by the Parties and as required by the relevant laws and regulations for such public filings. Employee relinquishes any and all rights to employment with the Company after the Resignation Date. The one month prior written notice of provided in the Employment Agreement is waived in connection with such resignation. In addition, notices of the Employment Agreement are also waived.

(b) Directorship:The Parties hereby acknowledge and agree that Employee has provided notice to the Company of her decision to resign as a member of the Company’s board of directors as of February 20, 2025. In addition, the Company shall file a Form 8-K in the form attached hereto as Exhibit A within the applicable timeframe mandated that will contain language mutually agreed to by the Parties and as required by the relevant laws and regulations for such public filings.

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(3)	Parties’ Consideration. As full, sufficient, and complete consideration for Employee’s promises and releases contained herein, the Company will provide, and the Employee agrees to, the following:

(a) Employee has agreed to discount any cash consideration payable under her Employment Agreement, to an aggregate of $375,000 promptly upon execution of the Agreement, to be paid via wire transfer to such account as described on Exhibit B.

(b) Employee hereby waives and cancels any Compensation due and payable under Section 5 of the Employment Agreement as of and at the date hereof. The Company and Employee acknowledge that no additional consideration is due and payable under the Employment Agreement or otherwise as of the date hereof. Employee releases all right, title, and interest in any common or preferred stock, options, or warrants of the Company, if any, whether vested or unvested, issued or unissued. For the avoidance of doubt and for the sake of clarity, Employee shall have zero (0) shares of common stock or any rights to common stock of the Company as of the Effective Date.

(4)	Mutual Release.

(a) Release by Company. Company, on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates, and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby releases and forever discharges Employee, together with her heirs, executors, administrators, successors, assigns, and attorneys, representatives, assigns, and successors in interest, and all persons acting by, through, under or in concert with her, and each of them (“Employee Released Parties”), from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, expenses (including attorneys' fees and costs actually incurred), and punitive damages, of any nature whatsoever, whether at law or in equity, or known or unknown, which Company has, or may have had, against Employee, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the Employee’s relationship with the Company.

(b) Release by Employee. Employee, on behalf of her heirs, executors, administrators, successors, assigns, and attorneys, representatives, assigns, and successors in interest, and all persons acting by, through, under or in concert with her, and each of them, hereby releases and forever discharges Company, together with its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates, and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, consultants, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under or in concert with them (“Company Released Parties”), and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, expenses (including attorneys' fees and costs actually incurred), and punitive damages, of any nature whatsoever, whether at law or in equity, or known or unknown, which Employee has, or may have had, against Company, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the Company’s relationship with Employee.

This Agreement resolves any claim for relief that has or could have been alleged by either Party against the other, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs, and attorneys' fees related to or arising from the arising from the Company’s relationship with Employee.

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Each Party certifies that they have read the provisions of California Civil Code Section 1542 and have consulted with their respective counsel regarding that section. Each Party waives any and all rights under California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

EACH PARTY AGREES AND ACKNOWLEDGES THAT THE RELEASED CLAIMS EXTEND TO AND INCLUDE UNKNOWN AND UNSUSPECTED CLAIMS.

Each Party has made an investigation of the facts pertaining to this Agreement and to the released claims as they deem necessary. Each Party is aware that they may hereafter discover facts in addition to, contrary to, or different from those they now know or believe to be true with respect to the matters set forth herein. Nevertheless, it is the intention of each Party to fully, finally, and forever settle and release all claims of any kind or nature whatsoever that were in existence as of the date of this Agreement. In furtherance of the Parties' intent, the release in this Agreement shall remain in full and complete effect notwithstanding the discovery or existence of any additional, contrary, or different facts.

(5)

Return of Property. On the Resignation Date, and otherwise upon the request of the Company, Employee agrees to: (a) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including, but not limited to, memoranda, books, papers, plans, computer files, letters, and other data) in Employee’s possession, custody, or control (including any of the foregoing stored or located in his office, home, laptop, computer, or other electronic device, whether or not Company property) that contain Confidential Information (as defined in Section 12) or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Employee may retain only those portions of any personal notes, notebooks, or diaries that do not contain any Confidential Information; and (b) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Employee becomes aware. On the Resignation Date Employee shall also return to the Company all other Company property in his possession, custody, or control including, but not limited to, all tangible personal property (such as keys, access cards, credit cards, computers, handheld devices, cell phones, PDAs, etc.).

(6)

Agreement Not to Sue. Each Party agrees to not file or accept anything of value from a lawsuit concerning any claim, issue, or matter relating to or arising out of each Party’s relationship with the other Party. Should either Party violate any aspect of this Section 6, it agrees: (a) that the lawsuit is null and void, and must be summarily withdrawn and/or dismissed; (b) to pay all costs, expenses, and damages incurred by the other Party in responding to or as a result of any lawsuit that breaches this Agreement, including, without limitation, reasonable attorneys’ fees;

(7)

Mutual Non-Disparagement. Neither Party shall, at any time after the Effective Date, make statements or representations, or otherwise communicate, directly or indirectly, in any form orally or in writing, including but not limited to public statements, private communications, social media posts, online review or comments, that disparage, defame, or criticize the services, business, integrity, veracity, or personal or professional reputation of the other Party or any of its directors, officers, consultants, employees, affiliates, or agents of any of the foregoing in either a professional or personal manner, or could otherwise be expected to harm the reputation, goodwill, or business relationships of the foregoing. Employee specifically agrees not to make any statements to current or prospective investors, employees, vendors, strategic partners, board members, media representatives, or regulatory authorities that could be construed as negative or critical. Notwithstanding the foregoing, nothing in this Agreement shall preclude a party from making truthful statements that are required by applicable law, regulation or legal process.

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(8)

Successors and Assigns. This Agreement shall apply to Employee, and inure to the benefit of Employee, as well as to her heirs, executors, beneficiaries, administrators, and agents. This Agreement also shall apply to and inure to the benefit of all of the Company Released Parties and Employee Released Parties. This Agreement may be assigned by the Company to any successor in interest. This Agreement is personal to Employee and may not be assigned by her.

(9)

Severability. The Parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. However, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any provision be held unenforceable for any reason, then such provision shall be enforced to the maximum extent permitted by law.

(10)	Applicable Law and Jurisdiction. This Agreement shall be interpreted, enforced, and governed under the laws of the State of New York, without regard to conflict of laws principles thereof.

(11)

Non-Waiver. The waiver by either Party of compliance by any other Party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a Party of a provision of this Agreement. Performance by any Party of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall prohibit that Party from asserting those limitations as to any further or future performance of its obligations.

(12)	Confidentiality; Intellectual Property.

(a) Employee acknowledges that in the course of his employment with the Company, Employee has had access to confidential information and trade secrets of the Company, and he hereby represents that he has not disclosed any such information or trade secrets except in the strict performance of his duties with the Company. In addition, the Parties acknowledge that certain confidential information to which Employee had access is protected by the attorney-Company privilege and may not be disseminated by him unless authorized in writing by a duly-authorized representative of the Company.

(b) Employee agrees that she shall not at any time (whether during or after her employment with the Company): (i) retain or use for the benefit, purposes, or account of Employee or any other person (other than the Company); or (ii) disclose, divulge, reveal, communicate, share, transfer, or provide access to any person outside the Company any non-public, proprietary or confidential information including, but not limited to, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, store site selection, new store openings, government and regulatory activities and approvals, concerning the past, current, or future business, activities, and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (the “Confidential Information”) without the prior written authorization of the CEO of the Company. The Parties agree that “Confidential Information” does not include any information that: (i) is generally known to the industry or the public other than as a result of Employee’s breach of this covenant; (ii) was made legitimately available to Employee without a confidentiality restriction by a third party without breach of any confidentiality obligation of that third party; or (iii) is required by law to be disclosed; provided, however, that Employee shall give prompt written notice to the Company, if legally permissible, of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c) As of the Resignation Date, Employee shall cease and not thereafter commence use of any Confidential Information or intellectual property (including, but not limited to, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name, or other source indicator) used by the Company, its subsidiaries or affiliates.

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(13)

Full Knowledge and Understanding. By their signatures, the Parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each Party has had the benefit of counsel, or has been advised to obtain counsel, and that each Party has freely agreed to be bound by the terms and conditions of this Agreement.

(14)

Complete Agreement. This Agreement sets forth the complete agreement between the Parties relating to the subjects herein. Employee acknowledges and agrees that, in executing this Agreement, Employee does not rely and has not relied upon any representations or statements not set forth herein made by the Company with regard to the subject matter, basis, or effect of this Agreement or otherwise. This Agreement supersedes all prior agreements and understandings (including, but not limited to, oral agreements) between Employee and the Company and/or its subsidiaries and affiliates regarding the terms of Employee’s service with the Company and/or its subsidiaries and affiliates.

(15)

Survival. Notwithstanding anything to the contrary contained in this Agreement, Section 5(h) (Indemnification), Section 10 (Notices), Section 13 (Arbitration) and Section 14 (Governing Law) of the Employment Agreement, as well as all terms and provisions of the Confidentiality, Non-Solicitation, Non-Compete and Assignment of Inventions Agreement, attached as Exhibit 1 to the Employment Agreement, shall survive the termination of the Employment Agreement.

(16)

No Admission of Liability. This Agreement represents a compromise of disputed or potentially disputed claims. Except as expressly provided in this Agreement, each party hereto denies any liability to any other party and intends this Agreement merely to avoid litigation or dispute and buy peace. Nothing contained herein shall constitute any admission as to liability of any kind.

(17)

Prevailing Party Fees and Expenses. If either Party files any legal action or proceeding to enforce any provision of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this Agreement, the prevailing Party shall be entitled to recover any reasonable attorneys’ fees, court costs, and all expenses, even if not taxable as court costs (including, but not limited to, all such fees, costs, and expenses incident to appeals) incurred in that action or proceeding by such Party, in addition to any other relief to which such Party may be entitled.

(18)

Counterparts and Amendments. This Agreement may be executed in counterparts, including facsimile, pdf, or photocopy counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement. This Agreement may not be modified, altered, amended or waived in any manner except by written instrument duly executed by the Company and by Employee.

(19)

Interpretation of Agreement. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction or enforcement of this Agreement. In addition, this Agreement shall be deemed to have been drafted jointly by the Parties, and in the event of an ambiguity in this Agreement, the same shall not be construed against any Party.

[Signatures Follow]

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BY SIGNING THIS AGREEMENT, WHICH CONTAINS A RELEASE OF CLAIMS, EACH PARTY ACKNOWLEDGES THAT: IT HAS READ THE AGREEMENT; IT UNDERSTANDS THE AGREEMENT; ITS KNOWS THAT ITS MAY BE GIVING UP IMPORTANT RIGHTS AND POSSIBLE LEGAL AND/OR ADMINISTRATIVE CLAIMS; IT AGREES TO ALL THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT; IT IS AWARE OF ITS RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND THAT THE PARTY HAS BEEN ADVISED TO DO SO AND THAT BOTH PARTIES HAD THE OPPORTUNITY TO DO SO; AND THAT EACH RESPECTIVE PARTY HAS SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

AGREED TO BY:

Yu-san “Debra” Volpone		NIXXY, INC.

By:		By:
Name:	Yu-san “Debra” Volpone	Name:	Miles Jennings
		Title:	CEO

Date:		Date:

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EXHIBIT A

FORM OF 8-K

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EXHIBIT B

WIRE INSTRUCTIONS

(Redacted)

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